PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement ("Patent Purchase Agreement"), made and entered into this 24th day of January 2023 (the "Effective Date"), is by and between **Donald Wade Owens** residing at 26320 Hayden Lane, Menifee, CA. 92584 ("Seller") and **HNO International, Inc.**, a for-profit corporation organized under the laws of Nevada, licensed to conduct business in the State of California and having its principle office at 41558 Eastman Drive, Ste B, Murrieta, CA 92562 ("Buyer"). Seller and Buyer are also referred to in this Agreement each as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

WHEREAS, Seller has declared that it is the owner of:

a. the entire right, title, and interest in and to certain inventions, and improvements thereof, entitled "HYDROGEN SUPPLEMENTAL SYSTEM FOR ON-DEMAND HYDROGEN GENERATION FOR INTERNAL COMBUSTION ENGINES" for which various patent applications have been filed with the United States Patent and Trademark Office, Internationally according to the Patent Cooperation Treaty, and in various foreign countries including Japan, China and the European Region,

b. the entire right, title and interest in and to said certain inventions, and improvements thereof, (the "Inventions") as described and claimed in said various patent applications and as described and claimed in patents that issue from said various patent applications, and

c. the entire right, title, and interest in and to said various patent applications and issued patents (collectively "the Patents") as listed on the attached **Exhibit I** including without limitation, all extensions, continuations, provisionals, derivatives, divisionals, continuation-in-parts, reissues, or reexamninations and extensions of such patents and related applications thereof whether or not such applications or patents are listed on the attached **Exhibit I** to this Patent Purchase Agreement; and

WHEREAS, Seller wishes to sell, transfer, assign and set over unto Buyer, and Buyer shall purchase, accept and assume, all rights, title and interest in and to the Inventions and the Patents as specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. **Purchase and Sale of Patents**. Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all right, title and interest in and to the Inventions and the Patents, and Seller hereby agrees to execute the form of Patent Assignment Agreement (the "Patent Assignment") attached as **Exhibit II** hereto upon executing this Agreement and as may be needed from time to time to record the sell, transfer, assignment and set over unto Buyer of the Inventions and the Patents as specified in this Agreement at the appropriate Recordation

Authorities, the terms of such Patent Assignment being fully incorporated herein. All of the rights, privileges, including the benefit of any attorney client privilege or attorney work product privilege, title and interest in and to the Inventions and the Patents being sold, transferred, assigned and set over to Buyer hereunder include without limitation all income, royalties, damages, right to sue, right to enforce and any and all payments now or hereafter due or payable with respect thereto, and the right to bring any claim, sue, counterclaim, and recover for the past, present and future infringement of the rights assigned hereunder.

2. **Purchase Price of Patents**. The purchase price for the Inventions and Patents shall be:

2.1 **Preferred Stock:** Buyer shall pay Seller by issuing Five Million Series A Preferred shares of HNO International, to be paid on a time and date as shall be later agreed to by the Parties. Until the full sum of Five Million Series A Preferred shares of HNO International is paid by the Buyer to the Seller, the sum of Five Million Preferred shares of HNO International, or the remaining unpaid balance, shall remain on the books of the Buyer as an outstanding obligation of the Buyer owed to the Seller.

3. **Taxes; Brokers.** Seller shall pay any taxes that are legally imposed on Seller arising out of the transfer of the Inventions and Patents. Seller is not liable for any taxes, if any, that are legally imposed on Buyer arising out of the transfer of the Inventions and Patents. Seller is responsible for any fees (including legal and broker fees) incurred by Seller and Buyer is responsible for any fees (including legal and broker fees) incurred by Buyer.

4. **Representations and Warranties of Seller**. Seller represents and warrants to Buyer as follows:

4.1 **Authorization.** Seller has full power and authority to enter into this Agreement and the Patent Assignment and to carry out the transactions contemplated hereby and thereby. This Agreement and the Patent Assignment have been duly executed and delivered by the Seller, and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

4.2 **Approvals.** No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement or the Patent Assignment or the consummation of the transactions contemplated hereby and thereby, except for recordation of suitable patent assignment documents in the U.S. Patent & Trademark Office (the "PTO") and comparable foreign patent offices.

4.3 **Ownership of the Patents.** The Seller owns all right, title and interest, and has good and marketable title, in and to the Inventions and the Patents free and clear of all Encumbrances. Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant with respect to the use of the subject matter disclosed and claimed in the Inventions or the Patents or in connection with the licensing of the Inventions and/or the Patents to third parties.

4.4 Pre-Existing Licenses under the Patents. The Seller, or any predecessor-in-interest to the Inventions and the Patents, has not granted any licenses or any other rights under the Inventions or Patents.

4.5 Litigation. There are no (i) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations against or affecting the Seller, pending or threatened, against or by the Seller (collectively, "Proceedings"), nor any Proceedings or investigations or reviews by any governmental authority against or affecting the Seller, pending or threatened against or by the Seller, relating to the Inventions or Patents or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Patent Assignment; or (ii) existing orders, judgments or decrees of any governmental authority naming the Seller as an affected party in connection with Inventions and/or the Patents.

4.6 Patent Maintenance. All annuity and maintenance fees that are necessary in order to keep the Patents in force as of the Effective Date have been paid by Seller, and no payment of annuities or fees, or papers to be filed in patent offices, are required to be made within the three-month period after the Effective Date.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

5.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full power and authority to own and operate its properties and assets and carry on its business as currently conducted.

5.2 Authorization. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement has been duly executed and delivered by the Buyer, and constitutes legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

5.3 Diligence. Buyer shall use its best efforts to bring the Inventions and the Patents, and any and all Products based on the Inventions and the Patents to market through a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the life of this agreement. Reports detailing the Buyer's efforts in bringing the Inventions and the Patents, and any and all Products based on the Inventions and the Patents to market are to be given to Seller on a yearly basis.

6. Miscellaneous. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered (a) personally, (b) by facsimile transmission, (c) by overnight courier or (d) by registered or certified mail (return receipt requested) to the parties at the following addresses indicated in this agreement:

Seller:
Donald Wade Owens
26320 Hayden Lane
Menifee, CA 92584

Buyer:
HNO International, Inc.
41558 Eastman Dr. Ste B
Murrieta, CA 92562

6.1 **Entire Agreement.** This Agreement (including the Exhibits) and the Patent Assignment constitute the entire agreement of the parties and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among or between the parties with respect to the subject matter hereof.

6.2 **No Third Party Beneficiaries**. This Agreement is for the exclusive benefit of the parties and is not intended to confer upon any other person any rights or remedies hereunder.

6.3 **Assignment**. This Agreement can not be assigned by the Buyer to another without the prior written consent of the Seller. It is hereby clarified that a "change in control" transaction of the Buyer shall be deemed to be an assignment of this Agreement by the Buyer to another and is therefore restricted as aforesaid and shall require the prior written consent of the Seller. Further, under no circumstances shall any assignment be permitted to an entity acquiring Buyer through insolvency, bankruptcy, assignment for the benefit of one or more creditors (through foreclosure or any other means) or any similar proceeding, any and all of which shall require the prior written consent of Seller.

6.4 **Governing Law; Forum**. This Agreement, its performance and interpretation shall be governed by the substantive law of Nevada, exclusive of its choice of law rules. The competent courts located in Nevada shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement, unless the seller designates a different state court.

6.5 **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

6.6 **Headings.** The headings of the articles and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

6.7 **Confidentiality.** The contents of this Agreement, including its terms and conditions, are considered confidential. Neither Party shall disclose the terms of the Agreement to an unaffiliated third party without the prior written approval of the other Party, except to legal, financial, accounting or other similar advisors who agree to keep the terms of this Agreement confidential. In the event an unaffiliated third party seeks to discover the terms of this Agreement through a court order, the Party to whom the request for the terms has been made shall provide reasonable notice of the request to the other Party to this Agreement and shall use its reasonable efforts to prevent at least the disclosure of the terms of the Agreement. Neither Party will originate any publicity, news release, or other announcement, written or oral, whether

to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other Party.

6.8 **Further Assurances.** Seller agrees, at its sole expense, to execute such further documents and do any and all such reasonable things as may be necessary to implement and carry out the terms, conditions and intent of this Agreement within a commercially reasonable timeframe upon the request of Buyer.

6.9 **Breach.** Failure of Buyer to perform the obligations provided by this Agreement shall result in irreparable damage to Seller and that Seller, at its sole discretion, may terminate this agreement thereby returning ownership of the Inventions and the Patents to Seller or seek specific performance of Buyer's obligations under this agreement by suit in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

By: Donald Owens
Donald Wade Owens

BUYER:

By: Paul Mueller
Paul Mueller
President/CEO
HNO International, Inc.

EXHIBIT I

COUNTRY	APPLN NO	Patent Number	TITLE	STATUS
US	13/844,267	8,757,107	HYDROGEN SUPPLEMENTAL SYSTEM FOR ON-DEMAND HYDROGEN GENERATION FOR INTERNAL COMBUSTION ENGINES	Issued
US	13/922,351	9,453,457	HYDROGEN SUPPLEMENTAL SYSTEM FOR ON-DEMAND HYDROGEN GENERATION FOR INTERNAL COMBUSTION ENGINES	Issued
US	14/016,388	9,476,357	METHOD AND APPARATUS FOR INCREASING COMBUSTION EFFICIENCY AND REDUCING PARTICULATE MATTER EMISSIONS IN JET ENGINES	Issued
US	14/326,801	9,267,468	HYDROGEN SUPPLEMENTAL SYSTEM FOR ON-DEMAND HYDROGEN GENERATION FOR INTERNAL COMBUSTION ENGINES	Issued
US	17/047,041	10,920,717	HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY AND REDUCING EMISSIONS OF INTERNAL COMBUSTION AND/OR DIESEL ENGINES	Issued
AUSTRALIA	2019405749	2019405749	HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY AND REDUCING EMISSIONS OF INTERNAL COMBUSTION AND/OR DIESEL ENGINES	Issued
CHINA	201980092511 .1		HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY	Pending
EUROPE	19900413.6.		HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY	Pending
JAPAN	2021-535288		HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY	Pending

EXHIBIT II

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (the "Agreement"), is entered into this 18th day of January 2023 (the "Effective Date"), by and between **Donald Wade Owens**, ("Assignor") and **HNO International, Inc.**, a for-profit corporation organized under the laws of Nevada, licensed to conduct business in the State of California and having its principle office at 41558 Eastman Dr. Ste B, Murrieta, CA 92562 ("Assignee") (each a "Party" and collectively the "Parties").

WHEREAS, Assignor is the owner of all rights, title and interest in and to the inventions (the "Inventions") as described and claimed in the United States and foreign patents and patent applications as listed on Schedule A (United States patent properties) and Schedule B (foreign patent properties) hereto (collectively the "Patents");

WHEREAS, Assignor and Assignee have agreed by a Patent Purchase Agreement (the "Purchase Agreement") dated January 18, 2023, by and between Assignor and Assignee, the terms of which are incorporated herein by reference, that Assignor shall sell, transfer, assign and set over unto Assignee and Assignee shall accept, all rights, title and interest in and to the Patents as specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties and pursuant to the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I. ASSIGNMENT

1. Assignor hereby sells, transfers, assigns and sets over to Assignee all rights, title and interest (for all countries) in and to the Patents, and all the rights and privileges under any letters patent that may be granted under any continuations, divisions, reissues, reexaminations, renewals and extensions therefor and thereon and all continuations, divisions, reissues, reexaminations, renewals and extensions thereof; and all applications for industrial property protection, including without limitation, all applications for patents, utility models, copyright, and designs which may hereafter be filed for said Inventions and Patents in any country or countries, together with the right to file such applications and the right to claim for the same the priority rights derived from the Patents under the patent laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable; and all applications for industrial property protection, including, without limitation, all applications for patents, utility models, copyrights and designs which may hereafter be filed for said Inventions or Patents in any country or countries, together with the right to file such applications; and all forms of industrial property protection, including, without limitation, patents, utility models, inventors' certificates, copyrights and designs which may be granted for said Patent in any country or countries and all extensions, renewals and reissues thereof.

2. Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and any official of any country or countries foreign to the United States, whose duty is to issue patents or other evidence or forms of industrial property on applications as aforesaid, to issue the same to Assignee, it successors, assigns and legal representatives, or to such nominees as it may designate, and do hereby authorize the Law Firm of Brundidge & Stanger, P.C. to insert on this assignment any further identification which may be necessary or desirable in order to comply with the rules of the United States Patent and Trademark Office for recordation of this document..

3. Assignor agrees that, whenever reasonably requested by Assignee and at Assignee's expense, Assignor will execute all papers, take all rightful oaths, and do all acts which may be reasonably necessary for securing and maintaining patents for the Inventions in any country and for vesting title thereto in Assignee, its successors, assigns and legal representatives or nominees.

4. Assignor authorizes and empowers Assignee, its successors, assigns and legal representatives or nominees, to invoke and claim for any application for patent or other form of protection for the Inventions, the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable, and to invoke and claim such right of priority without further written or oral authorization from Assignor.

5. Assignor hereby consents that a copy of this Agreement shall be deemed a full legal and formal equivalent of any assignment, consent to file or like document that may be required in any country for any purpose and more particularly in proof of the right of Assignee or nominee to claim the aforesaid benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it.

6. All of the rights, title and interest in and to the Patents sold, transferred, assigned and set over to Assignee hereunder include all income, royalties, damages and payments now or hereafter due or payable with respect thereto, and all causes of action (whether in law or equity) and the right to sue, counterclaim, and recover for the past, present and future infringement of the rights assigned or to be assigned hereunder.

Assignor

By: Donald Owens

Donald Wade Owens

SCHEDULE A

UNITED STATES PATENTS AND PATENT APPLICATIONS

COUNTRY	APPLN NO	Patent Number	TITLE	STATUS
US	13/844,267	8,757,107	HYDROGEN SUPPLEMENTAL SYSTEM FOR ON-DEMAND HYDROGEN GENERATION FOR INTERNAL COMBUSTION ENGINES	Issued
US	13/922,351	9,453,457	HYDROGEN SUPPLEMENTAL SYSTEM FOR ON-DEMAND HYDROGEN GENERATION FOR INTERNAL COMBUSTION ENGINES	Issued
US	14/016,388	9,476,357	METHOD AND APPARATUS FOR INCREASING COMBUSTION EFFICIENCY AND REDUCING PARTICULATE MATTER EMISSIONS IN JET ENGINES	Issued
US	14/326,801	9,267,468	HYDROGEN SUPPLEMENTAL SYSTEM FOR ON-DEMAND HYDROGEN GENERATION FOR INTERNAL COMBUSTION ENGINES	Issued
US	17/047,041	10,920,717	HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY AND REDUCING EMISSIONS OF INTERNAL COMBUSTION AND/OR DIESEL ENGINES	Issued
AUSTRALIA	2019405749	2019405749	HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY AND REDUCING EMISSIONS OF INTERNAL COMBUSTION AND/OR DIESEL ENGINES	Issued
CHINA	201980092511 .1		HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY	Pending
EUROPE	19900413.6.		HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY	Pending
JAPAN	2021-535288		HYDROGEN PRODUCING SYSTEM AND DEVICE FOR IMPROVING FUEL EFFICIENCY	Pending